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EXHIBIT 12.01
STATEMENT REGARDING COMPUTATION OF RATIOS (IN THOUSANDS, EXCEPT RATIOS)

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                                                 FISCAL YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                         1998        1999       2000      2001      2002           2002      2003
                                                                                                    (UNAUDITED)
Fixed Charges
    Interest expense, including         $  610     $   177    $   198   $   174   $   365       $   205   $   422
    amortization of debt expense
    Portion of Rent deemed to be           183         246        256       832     1,319           785       843
    interest
    Total fixed charges                    793         423        454     1,006     1,684           990     1,265
Earnings (loss):
    Income (loss) from continuing        8,232      30,304     40,334    38,030    41,130        13,834    12,063
    operations before income taxes
    Fixed charges per above                793         423        454     1,006     1,684           990     1,265
    Total earnings (loss)                9,025      30,727     40,788    39,036    42,814        14,824    13,328
Ratio of earnings to fixed charges       11.38x      72.64x     89.84x    38.80x    25.42x        14.97x    10.54x
Deficiency of earnings available to          -           -          -         -         -             -         -
cover fixed charges
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